As filed with the Securities and Exchange Commission on August 12 , 2021.

Registration Statement No. 333-257688

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No.3

to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DatChat, Inc.
(Exact name of registrant as specified in its charter)

Nevada	4822	47-2502264
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

DatChat, Inc.

65 Church Street

2nd Floor

New Brunswick, NJ 08901

(732) 354-4766
(Address and telephone number of registrant’s principal executive offices)

Darin Myman,

Chief Executive Officer

DatChat, Inc.

Chief Executive Officer

65 Church Street

New Brunswick, NJ 08901

(732) 354-4766
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Friedman, Esq. Stephen Cohen, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 Telephone: (212) 653-8700 Facsimile: (212) 653-8701	Jolie Kahn, Esq. 12 E. 49th Street, 11th floor New York, NY 10017 Telephone: (516) 217-6379 Facsimile: (866) 705-3071

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:     ☒

If this Form is filed to register additional securities for a registration statement pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same registration statement.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same registration statement.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same registration statement.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Units consisting of:
(i) Common stock, no par value per share(3)	$15,243,419.50	$1,663.06
(ii) Series A Warrants to purchase one common share(4) (5)
Common stock issuable upon exercise of the Series A Warrants	$15,243,419.50	$1,663.06
Representative’s warrants(5)(6)		$127.26
Common stock issuable upon exercise of the representative’s warrants	$1,272,494.15	$138.83
Total	$31,652,291.97	$3,464.94

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act. Fees were previously paid.
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Includes the offering price of any additional shares of common stock that the underwriters have the right to purchase from the Registrant to cover over-allotments, if any.
(4)	Includes the offering price of any additional Series A Warrants the underwriters have the right to purchase from the Registrant to cover over-allotments, if any.
(5)	No fee is required pursuant to Rule 457(i) under the Securities Act.
(6)	Represents 228,045 warrants to purchase a number of shares of common stock equal to 8% of the number of common stock sold in this offering at an exercise price equal to 110% of the public offering price.

*	$3,453.37 previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the selling stockholders. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC registration fee	$1,091
FINRA filing fee	$2,000
Nasdaq Capital Market initial listing fee	$55,000
Legal fees and expenses	$475,000
Printing fees and expenses	$10,000
Accounting fees and expenses	$60,000
Miscellaneous fees and expenses	$4,000
Total	$633,595

Item 14. Indemnification of Directors and Officers

Section 78.7502(1) of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

Section 78.7502(2) of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the Nevada Revised Statutes further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue or matter therein, that person shall be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.

Section 78.751 of the Nevada Revised Statutes provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the Nevada Revised Statutes further provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

Section 78.752 of the Nevada Revised Statutes provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

Amended and Restated Articles of Incorporation

Our Amended and Restated Articles of Incorporation provide that the Company shall, to the fullest extent permitted by the provisions of Section 78.751 of the Nevada Revised Statutes, indemnify any and all persons whom it shall have the power to indemnify under such section.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

Between January 1, 2021 and March 15, 2021, the Company sold 398,499 shares of its common stock at $4.00 per common share for gross proceeds of $1,593,996 related to the private placement sale.

During the year ended December 31, 2020, in connection with a private placement, the Company issued 487,622 shares of its common stock at $4.00 per common share to accredited investors for aggregate gross proceeds of approximately $1,950,486 and net proceeds of $1,881,675 after escrow fees

On June 11, 2020, the Company entered into a six-month Advisory Board Agreement with an individual who will act as a member to the Company’s Advisory Board. In accordance with this agreement the Company issued 5,000 shares of its common stock as consideration for the services provided. The Company valued these common shares at the fair value of $20,000 or $4.00 per common share based on sales of common stock in the recent private placement. The Company recorded stock-based consulting of $20,000 and was included in professional and consulting as reflected in the accompanying statements of operations for the year ended December 31, 2020.

In March 2020, the Company issued 111,111 shares of its common stock and 1,389 shares of common stock to be issued as of December 31, 2020 in connection with the cashless exercise of 125,000 warrants with an exercise price of $0.40 per share.

During the year ended December 31, 2019, in connection with a private placement, the Company issued 187,562 shares of its common stock at $4.00 per common share to accredited investors for aggregate gross proceeds of approximately $750,246 and net proceeds of $708,600 after escrow fees

During the year ended December 31, 2018, in connection with a private placement, the Company issued 83,942 shares of its common stock at $4.00 per common share to accredited investors for aggregate gross proceeds of $335,766 and net proceeds of $328,910 after escrow fees.

On September 23, 2016, we filed an Offering Statement on Form 1-A pursuant to Tier II of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (“SEC”) and subsequent amendments thereto on December 7, 2016, January 12, 2017, January 25, 2017 and January 31, 2017 (the “Offering Statement”). The Offering Statement was qualified by the SEC on February 2, 2017. Pursuant to the Regulation A offering, as of March 31, 2021, we have sold an aggregate of 1,230,701 shares of our common stock, $0.0001 par value per share, at a purchase price of $4.00 per share, resulting in aggregate gross proceeds of $4,922,804, before deducting offerings expenses of $794,790.

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1*	Amended and Restated Articles of Incorporation
3.2*	Amended and Restated Bylaws
3.3*	Certificate of Designation of Series A Preferred Stock
3.4*	Certificate of Amendment to Amended and Restated Articles of Incorporation
3.5*	Certificate of Change to Amended and Restated Articles of Incorporation
4.1	Form of Series A Warrant Agent Agreement including Form of Series A Warrant
4.2	Form of Representative’s Warrant
4.3*	Form of Stock Certificate
4.4*	Form of Subscription Agreement
5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP
6.1*	Form of Master Services Agreement with FundAmerica, LLC and FundAmerica Stock Transfer
6.2*	Form of Technology Agreement with FundAmerica, LLC
10.1*	Form of Employment Agreement between the Company and Vadim Mats, to be effective on the closing of the offering contemplated by this registration statement
10.2*	2021 Equity Incentive Plan and forms of award agreements thereunder
23.1*	Consent of D. Brooks and Associates CPA’s, P.A.
23.2*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
99.1*	Consent of Pete Shelus to be named as a director upon the completion of this offering
99.2*	Consent of Wayne D. Linsley to be named as a director upon the completion of this offering
99.3*	Consent of Joseph Nelson to be named as a director upon the completion of this offering
99.4*	Consent of Carly Schumer to be named as a director upon the completion of this offering

*        Previously filed.

+        Indicates a management contract or any compensatory plan, contract or arrangement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New Brunswick, State of New Jersey, on the  12th day of August, 2021.

DATCHAT, INC.

By:	/s/ Darin Myman
Name: Darin Myman
Title: Chief Executive Officer, and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Darin Myman, his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ Darin Myman	Chief Executive Officer and Director	August 12 , 2021
Darin Myman	(Principal Executive Officer and Principal Financial and Accounting Officer)